UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☒	Soliciting Material Under § 240.14a-12

WARNER BROS. DISCOVERY, INC.

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This Schedule 14A relates solely to preliminary communications made prior to furnishing security holders of Warner Bros. Discovery, Inc. (“WBD”) with a definitive proxy statement related to a proposed transaction pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of January 19, 2026, by and among WBD, Netflix, Inc., a Delaware corporation (“Netflix”), Nightingale Sub, Inc., a Delaware corporation and wholly owned subsidiary of Netflix, and New Topco 25, Inc. a Delaware corporation and wholly owned subsidiary of WBD.

This filing contains the written testimony of Bruce Campbell, Chief Revenue and Strategy Officer of WBD, provided before the Subcommittee on Antitrust, Competition Policy, and Consumer Rights of the United States Senate Committee on the Judiciary on February 3, 2026:

Statement of

Bruce Campbell

Chief Revenue and Strategy Officer

Warner Bros. Discovery

before the

Subcommittee on Antitrust, Competition Policy, and Consumer Rights

Committee on the Judiciary

United States Senate

February 3, 2026

Chairman Lee, Ranking Member Booker, and members of the Subcommittee, thank you for the opportunity to appear before you today to discuss Warner Bros. Discovery and the broader media and entertainment marketplace, including our decision to accept an offer to merge our streaming and studios business with Netflix, while continuing with our previously planned separation of our linear television networks into a new company, Discovery Global.

Warner Bros. was founded in 1923, by brothers Harry, Albert, Sam, and Jack Warner, and it quickly became a leader in the American film industry. In the early 1920s, Warner Bros. revolutionized Hollywood with the advent of synchronized sound, and over the decades, Warner Bros. was at the forefront of cinematic developments including color cinematography, widescreen formats, and large-scale studio productions. The iconic Warner Bros. studios have created some of the country’s most recognizable television and film productions, from Citizen Kane to A Minecraft Movie. Just last month, our films received thirty Academy Award nominations, tying our own record for the most nominations set two decades ago.

Discovery, Inc. grew largely from the cable revolution of the 1980s, delivering a wide variety of unscripted content on linear cable networks such as the Discovery Channel, Animal Planet, Food Network, and HGTV. As the media landscape evolved over the past several decades, Discovery expanded its focus on digital media, delivering high-quality content across a range of platforms, in addition to cable. In 2022, Discovery merged with WarnerMedia, which was being spun off from AT&T, to create Warner Bros. Discovery.

The history of Warner Bros. Discovery, along with its dozens of media components and franchises, exemplifies the dramatic and dynamic changes we have experienced in the entertainment landscape over the past one hundred years. Today, those changes are only accelerating, as consumers access video content through numerous paid and ad-supported services, while at the same time experiencing a flood of other entertainment options, including expanded social media platforms, digital and interactive games, and dozens of other entertainment options that compete for consumers’ interest and attention.

This increasingly complicated media landscape has also resulted in considerable consumer frustration. For example, 46% of streaming viewers agree that the abundance of streaming options has made it more challenging to find the content they want, with just as many agreeing that they now feel overwhelmed as a result.1 And at the same time that media companies are seeking to create ever more compelling content to attract these consumers, advertising revenue is less stable due to marketplace changes such as the move to on-demand streaming services and the rise of social media.

At Warner Bros. Discovery, we have continuously sought to innovate and respond to the changing marketplace. The 2022 merger gave us the ability to identify and align common business strategies across the entire, combined company. In particular, we found alignment with our combined collection of sports, news, and other networks, and we saw a different collection of business opportunities with our streaming and studios business. That led us to the conclusion, in 2025, that the company would be better served by separating the streaming and studios division from the news, sports, and entertainment assets, such as CNN, TBS, and HGTV. Last summer, we announced plans to split into two companies, Warner Bros. and Discovery Global, giving each company the opportunity to focus on its strengths. The separation strategy was designed to position these components of the company for long-term success by enhancing the strategic flexibility and sharpening the competitive focus of each entity.

[1]	Tyler Bell, Streaming has viewers captive in a fractured CTV landscape, Gracenote (Dec. 17, 2025), https://gracenote.com/insights/streaming-has-viewers-captive-in-a-fractured-ctv-landscape/.

As you know, our decision to announce the separation of Warner Bros. Discovery prompted others in the industry to look anew at the company and our world-class collection of media franchises, brands, and properties. Last fall, we began to receive various outreach and offers to acquire the company, either in whole or in part, including most significantly from Paramount Skydance and Netflix.

The board responded with a full review of the company’s strategic options. The intense negotiations over the course of October, November, and December 2025 are too complex and detailed to be summarized efficiently here, and I refer anyone who is interested to Warner Bros. Discovery’s recently filed preliminary proxy statement for the complete details and disclosures.2 In summary, public reporting in mid-October concerning an effort by Paramount Skydance to acquire the company prompted intense interest in Warner Bros. Discovery. Paramount Skydance, Netflix, and another company made a variety of offers that the board of Warner Bros. Discovery carefully and fully considered.

Ultimately, after careful evaluation of the competing offers, the board unanimously determined that Netflix’s offer was and remains the best opportunity for our company. In this proposal, Warner Bros. Discovery saw a compelling and unique opportunity to combine our existing separation strategy with the strengths of Netflix.

Importantly, the merger of Netflix and Warner Bros. Discovery’s streaming and studios business lines is first and foremost a vertical transaction. The merger permits Netflix to expand its nascent movie and television production capabilities with the addition of the Warner Bros. studio assets, and correspondingly gives our existing production capabilities access to Netflix’s popular and consumer-friendly streaming and distribution platform. The merger also permits Warner Bros. Discovery to continue with our planned separation of the global networks business, to be named Discovery Global, which we continue to believe is in the best long-term interest of the company. Finally, even though the company entered into a definitive merger agreement with Netflix on December 4, 2025, the board continues to review and evaluate additional offers as they have been received to determine if any are superior to the Netflix offer, consistent with its obligations under Delaware law.

I appreciate the opportunity to discuss Warner Bros. Discovery and the broader media and entertainment marketplace. We are excited about the future of the combined company with Netflix, and we look forward to providing consumers with thrilling and entertaining content across all of our storied media properties for many years to come.

[2]	Warner Bros. Discovery, Inc., Preliminary Proxy Statement (Schedule 14-A) (Jan. 20, 2026).

The remainder of my testimony contains additional details regarding these important subjects.

Highly Competitive Media Market

Today, there is more competition for consumers’ attention than ever before. In video content, for example, the options available to consumers include movie theaters, traditional cable and broadcast channels, and a wide and ever-growing variety of established and new streaming services. At the same time, consumers also have access to alternative forms of media entertainment including social media, podcasts, interactive games, and livestreaming. Warner Bros. Discovery has responded to changes in the media landscape throughout our history, for example by developing and acquiring capabilities in animation and video games, and seeking to expand our cable content into new streaming opportunities like HBO Max and Discovery+.

Competition continues to accelerate, particularly in streaming and connected television viewing. Between 2021 and 2025, for example, streaming use increased 71%, and streaming now exceeds the combined broadcast and cable viewership for the first time, with streaming accounting for nearly 50% of total U.S. television usage.3 Over the same time period, consumers also faced an expanding number of streaming platforms and options. For example, Nielsen viewership data tracked more than twice as many streaming platforms in 2025 compared to 2021. Early streaming platforms such as Netflix and YouTube now compete with additional subscription platforms like Apple TV, Disney+, HBO Max, Hulu, Paramount+, Peacock, and Prime Video, as well as with ad-supported streaming services like Tubi, Pluto TV, and Roku.4 For our part, HBO Max is very important to our place in the market, but accounts for only 1.1% of television viewership.5

Although this proliferation of services benefited consumers and provided access to an unprecedently broad array of content, the growth of streaming services has also led to audience fragmentation—and frustration. In a recent survey, one-third of streaming viewers said that the increasing number of streaming options has a negative effect on their overall enjoyment of television.6 Today, the average U.S. household subscribes to four streaming platforms at a total cost of roughly $69 per month. Surveys have shown

[3]

Streaming Shatters Multiple Records in December 2025 with 47.5% of TV Viewing, according to Nielsen’s The Gauge, Nielsen (Jan. 2026), https://www.nielsen.com/news-center/2026/streaming-shatters-multiple-records-in-december-2025-with-47-5-of-tv-viewing-according-to-nielsens-the-gauge/.

[4]

Streaming Reaches Historic TV Milestone, Eclipses Combined Broadcast and Cable Viewing for First Time, Nielsen (June 2025), https://www.nielsen.com/news-center/2025/streaming-reaches-historic-tv-milestone-eclipses-combined-broadcast-and-cable-viewing-for-first-time/.

[5]	Nielsen, U.S. Metered Panel TV Screen Only Share of Total Viewing P2+ Linear: L+7, Streaming Live. Total Day 6a-6a 08/26/24–09/28/25.
[6]	Tyler Bell, Streaming has viewers captive in a fractured CTV landscape, Gracenote (Dec. 17, 2025), https://gracenote.com/insights/streaming-has-viewers-captive-in-a-fractured-ctv-landscape/.

that consumer price sensitivity and turnover rates are consistent with a choice-filled market in which no single platform can rest on catalog alone. Content quality, price, and product experience matter to consumers. As households work to assemble a collection of services that best serves their needs and preferences, each service provider must compete every month to be in the consumer’s chosen basket of services. This market is also highly dynamic, with consumers easily able to cancel a subscription.7

In recent years, some of the most significant changes in the media and entertainment landscape have occurred with platforms offering short form user-generated content, such as TikTok, Instagram Reels, and Facebook Reels. The average American now spends more than two hours a day watching such short form videos, according to a recent report.8 Subscription streaming platforms, such as Disney+, Netflix, and Paramount+, are reportedly working to expand their offerings to include more short form video content, responding to consumer interests, and Hollywood is experimenting with bite-sized “micro-dramas.”9

At the same time, platforms traditionally known for shorter, user-generated formats, especially YouTube, have moved to cultivating and distributing longer form content that is often highly produced and that rivals some of the best-produced cable content of earlier generations. YouTube now includes a full spectrum of video content, including popular television shows and movies, professionally produced interviews, and video podcasts. YouTube has also moved into mainline television distribution, including the popular YouTube TV offering, which is basically cable television delivered over an internet connection. Indeed, in recent comments, YouTube’s CEO characterized YouTube as “the new TV.”10 The average YouTube viewing time spent watching videos of thirty minutes or more rose from 65% to 73% between 2023 and 2024, indicating that YouTube users are increasingly seeking out longer form content on the platform.11 Among young adult mobile phone users, the trend is even more pronounced, with content of thirty minutes or more accounting for nearly 80% of YouTube viewing time.12

[7]

Todd Spangler, Americans Now Spend $69 per Month on Video Streaming — and Nearly Half Think It’s Too Much, Variety (Mar. 25, 2025), https://variety.com/2025/digital/news/streaming-survey-cost-monthly-value-deloitte-1236342738/.

[8]

Americans Spend Over Two Hours Daily on Short-Form Video, See Which States Top the List, New Jersey Digest (Mar. 6, 2025), https://thedigestonline.com/technology/study-americans-spend-over-two-hours-daily-on-short-form-video/.

[9]

James Farris, Paramount+ is planning a major move into short-form video, internal documents reveal, Business Insider (Jan. 28, 2026), https://www.businessinsider.com/paramount-short-form-video-ugc-leaked-docs-david-larry-ellison-2026-1.

[10]

Neal Mohan, From the CEO: What’s Coming to YouTube in 2026, YouTube (Jan. 21, 2026), https://blog.youtube/inside-youtube/the-future-of-youtube-2026/ (“YouTube has been #1 in streaming watchtime in the U.S. for nearly three years, according to Nielsen. YouTube is the new TV because creators are the new prime time.”).

[11]

Data: Long-form Content Takes 73% of YouTube US Viewing Time, Advanced Television (Feb. 6, 2025), https://www.advanced-television.com/2025/02/06/data-long-form-content-takes-73-of-youtube-us-viewing-time/.

[12]	Long-Form Content Viewing on YouTube Rose 8% in 2024, TV Technology (Feb. 6, 2025), https://www.tvtechnology.com/news/long-form-content-viewing-on-youtube-rose-8-percent-in-2024.

Structural Changes and New Opportunities

In this highly competitive and dynamic environment, Warner Bros. Discovery has explored a variety of strategies to compete in the changing landscape. In one high-profile example, we merged Discovery content into HBO Max and rebranded the product as Max, reflecting our effort to provide a more broad-based streaming service. This choice was reflected in the tagline, “the one to watch.” Subsequently, listening to the feedback from the marketplace, we recognized that consumers were choosing HBO Max for its premium, prestige storytelling content. In short, we found that consumers viewed HBO Max much as they had the HBO cable channel when cable was a primary distribution medium. They viewed it as a premium add-on to a core streaming service, such as Netflix. We therefore repositioned the service and returned to the HBO Max brand, with a sharper focus on premium content. Reflecting this strategic choice, we said that HBO Max “hits different.”

As we assessed the marketplace more broadly, we concluded that separating the streaming and studios business into one company and the news, sports, and entertainment channel assets into another would provide each company with the strategic flexibility to pursue relevant opportunities, develop new strategies, and address today’s evolving media landscape. The board subsequently adopted a comprehensive separation strategy and plan, which the company announced in June 2025.

The company announced that the streaming and studios business lines, to be called Warner Bros., would include Warner Bros. Television, Warner Bros. Motion Picture Group, DC Studios, HBO and HBO Max (including international sports), Warner Bros. Games, Tours, Retail and Experiences, as well as studio production facilities in Burbank and Leavesden.

Discovery Global would include the company’s entertainment, sports, and news television brands around the world including CNN, TNT Sports in the United States, Discovery, leading free-to-air channels across Europe, and digital products such as the Discovery+ streaming service and the Bleacher Report.

As we announced at the time, the transaction was designed to maximize each company’s potential. For example, by focusing each company on well-defined categories in the media marketplace, each company can be faster and more aggressive in pursuing opportunities that strengthen its competitive position, and each can attract investments and business opportunities tailored to their respective positions in the marketplace. We began working toward completing the planned separation by mid-2026, until a series of unsolicited offers last fall set us on a new path.

Netflix Merger

Given our decision to agree to merge the Warner Bros. streaming and studios business with Netflix, and your interest in the transaction’s effects on the media marketplace, I would like to summarize certain considerations underlying the board’s conclusion that the Netflix transaction was superior to the several other offers that we received. Warner Bros. Discovery’s preliminary proxy statement contains further details and disclosures about the board’s decision-making process.

Continuation of Existing Strategy. The Netflix merger agreement allows Warner Bros. Discovery to complete its planned separation of the streaming and studios business from the linear television networks. Continuing with the separation will provide the future Discovery Global company with greater strategic, operational, and financial flexibility as a standalone company, including the ability to pursue new business opportunities and investments in a well-defined media market. The Warner Bros. Discovery board previously concluded that this strategy is in the best interest of the company and its long-term prospects, and the Netflix merger permits the company to remain on this strategic path. The separation will provide benefits to consumers, talent, and others, with two viable, highly profitable businesses actively engaged in the media marketplace, each with a clear strategic focus.

Benefits for Consumers. The Netflix merger with the company’s streaming and studios business will create more choice and greater value for consumers, including by bringing more Warner Bros. films and series to audiences around the world, preserving a legendary American studio’s leadership in storytelling. The merger will allow Warner Bros. to create additional new entertainment options for consumers, which in turn makes it more likely that the merger will be well-received by regulators around the world. The merger is largely vertical in nature, joining Warner Bros.’s studio and production expertise with Netflix’s advanced streaming distribution and direct consumer relationships. Netflix does not currently possess production capabilities that compete with Warner Bros. studios. In streaming services, data demonstrate that consumers consider HBO Max as an add-on to a Netflix subscription, rather than as competing services to choose between. Currently, about 80% of HBO Max subscribers subscribe to Netflix as well. It is clear that consumers consider HBO Max to be an add-on to a core streaming service such as Netflix.

Benefits for Talent. The merger will also create robust opportunities for entertainment talent, including writers, actors, and producers. Warner Bros.’s studio and production capabilities will supplement and enhance, rather than compete with, Netflix’s existing capabilities, and Netflix’s extensive reach will provide new opportunities to expand Warner Bros.’s experience and history in television and film production, including opportunities to build on our extensive intellectual property catalog, such as Harry Potter and Lord of the Rings. By addressing some of the challenges of the fractured media landscape, the merger can also help to reduce burdens and costs that have hindered certain production opportunities.

Strong Financial Structure and Backing. Netflix recently updated its proposal to an all-cash transaction, and its offer is backed by clearly defined financing that does not bring additional regulatory uncertainty. Netflix operates with predictable and substantial cash flow and has an investment-grade credit rating. It has the resources to invest in our business, which is good for consumers, talent, and employees.

Ongoing Operating Flexibility. The board concluded that the Netflix merger agreement provides Warner Bros. Discovery with significant operating flexibility to conduct its business in the ordinary course until completion of the merger. Indeed, we have been doing so since the transaction was agreed to in early December 2025.

Best Value for the Company. Consistent with applicable Delaware law, the board has an obligation to operate in the best interests of the company and its public stockholders as it considers competing offers. Warner Bros. Discovery conducted a thorough and competitive bidding process, which was highly publicized and involved multiple rounds of bids, more than a dozen prospective counterparties, detailed financial discussions and due diligence with potential bidders, numerous communications with executives and representatives from the bidding companies, and a thorough review of final proposals from three bidders. Each of the bidders was highly sophisticated, with numerous financial and legal advisors to support their work and put their best proposals forward. In the end, the board unanimously concluded that the Netflix merger is more favorable to Warner Bros. Discovery than the other alternatives that were available to the company. Importantly, the Netflix agreement also permits the board to continue to review and evaluate any new offers to determine if any are superior to the Netflix transaction.

Warner Bros. in the Future

We are excited about the future of the Warner Bros. properties after the merger with Netflix. Those properties include exceptional production facilities at Warner Bros.’s film and television studios, which we expect will continue to develop and release content to inspire, excite, and entertain generations of viewers around the world. Netflix’s platform provides new opportunities for the skilled storytellers behind HBO hits like The Sopranos and The Pitt. Warner Bros.’s experience in theatrical releases can help expand Netflix’s more recent investments in feature-length films and other forays into theatrical releases, such as the recent theater release of the final episode of Stranger Things. Perhaps most importantly, Warner Bros.’s proven history of creating compelling and captivating content will complement Netflix’s need for an ongoing pipeline of original entertainment that can sustain subscribers’ trust, interest, and subscription investment, against a barrage of products competing for consumers’ attention.

Thank you for the opportunity to testify today. I look forward to answering your questions.

Important Information about the Transaction and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction between WBD and Netflix (the “proposed transaction”). In connection with the proposed transaction, WBD has filed a preliminary proxy statement with the SEC. The definitive proxy statement, when available, will be sent or given to WBD stockholders. WBD also intends to file a registration statement for a newly formed subsidiary (“Discovery Global”), which is contemplated to own certain assets and businesses of WBD not being acquired by Netflix in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement and registration statement (when available) as well as other filings containing information about WBD and Netflix, without charge, at the SEC’s website, https://www.sec.gov. Free copies of the proxy statement and registration statement, once available, and each company’s other filings with the SEC may also be obtained from the respective companies. Free copies of documents filed with the SEC by WBD will be made available on WBD’s investor relations website at https://ir.wbd.com. Free copies of documents filed with the SEC by Netflix will be made available on Netflix’s investor relations website at https://ir.netflix.net.

Participants in the Solicitation

WBD and Netflix and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of WBD is set forth in its Annual Report on Form 10-K for the year ended December 31, 2024, under the heading “Executive Officers of Warner Bros. Discovery, Inc.,” and its definitive proxy statement filed with the SEC on April 23, 2025, under the heading “Proposal 1: Election of Directors.” Information about the directors and executive officers of Netflix is set forth in its definitive proxy statement filed with the SEC on April 17, 2025, under the headings “Our Board of Directors” and “Our Company Executive Officers.” Investors may obtain additional information regarding the interests of such participants by reading the definitive proxy statement, registration statement and other relevant materials regarding the proposed transaction when they become available.

Forward-Looking Statements

Information set forth in this communication, including financial estimates and statements as to the expected timing, completion and effects of the proposed transaction between WBD and Netflix, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These estimates and statements are subject to risks and uncertainties, and actual results might differ materially. Such estimates and statements include, but are not limited to, statements about the benefits of the proposed transaction, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of WBD and Netflix and are subject to significant risks and uncertainties outside of our control.

Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: (1) the completion of the proposed transaction may not occur on the anticipated terms and timing or at all; (2) the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed transaction; (3) the risk that WBD stockholders may not approve the proposed transaction; (4) the risk that the necessary regulatory approvals for the proposed transaction may not be obtained or may be obtained subject to conditions that are not anticipated; (5) risks that any of the closing conditions to the proposed transaction may not be satisfied in a timely manner; (6) the final allocation of indebtedness between WBD and Discovery Global in connection with the separation could cause a reduction to the consideration for the proposed transaction; (7) risks related to litigation brought in connection with the proposed transaction; (8) risks related to disruption of management time from ongoing business operations due to the proposed transaction; (9) effects of the announcement, pendency or completion of the proposed transaction on the ability of WBD to retain customers and retain and hire key personnel and maintain relationships with suppliers, distributors, advertisers, content providers, vendors and other business partners, and on its operating results and business generally; (10) negative effects of the announcement or the consummation of the proposed transaction on the market price of WBD common stock; (11) risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction; (12) inherent uncertainties involved in the estimates and assumptions used in the preparation of financial projections, and inherent uncertainties involved in the estimates and judgments used to estimate the differences between WBD’s Global Linear Networks segment results and the expected results of Discovery Global; (13) the risk that Discovery Global, as a new company that currently has no credit rating, will not have access to the capital markets on acceptable terms; (14) the risk that Discovery Global may be unable to achieve some or all of the benefits that WBD expects Discovery Global to achieve as an independent, publicly-traded company; (15) the risk that Discovery Global may be more susceptible to market fluctuations and other adverse events than it would have otherwise been while still a part of WBD; (16) the risk that Discovery Global will incur significant indebtedness in connection with the separation, and the degree to which it will be leveraged following completion of the separation may materially and adversely affect its business, financial condition and results of operations; (17) the ability to obtain or consummate financing or refinancing related to the proposed transaction or the separation upon acceptable terms or at all; and (18) the response of WBD or Netflix management to any of the aforementioned factors. Discussions of additional risks and uncertainties are contained in WBD’s and Netflix’s filings with the SEC, including their Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the preliminary proxy statement filed by WBD in connection with the proposed transaction and will be contained in the registration statement to be filed by Discovery Global in connection with the separation. Neither WBD nor Netflix is under any obligation, and each expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Persons reading this announcement are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.